This Amendment No. 1 to the Investment Subadvisory Agreement (the Agreement) dated May 1, 2011, by and between MetLife Advisers, LLC, (the Adviser), and Pacific Investment Management Company LLC (the Subadviser) with respect to the MetLife Balanced Plus Portfolio, a series of the Met Investors Series Trust, is entered into effective the 6th of March, 2013.
WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and
WHEREAS, the parties with to amend certain provisions of the Agreement as set forth herein;
NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.	Schedule A of the Agreement is amended in whole to read as follows:
Percentage of average daily net assets
MetLife Balanced Plus Portfolio	0.375% of the first 1 billion of such assets
plus
0.350% of such assets over 1 billion.


2.	All other terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment on the 6th day of March, 2013.

METLIFE ADVISERS, LLC	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:________________________		By:________________________
Jeffrey L. Bernier			Name:
Senior Vice President			Title: